STONE ENERGY CORPORATION
Announces Gulf of Mexico Discoveries

NYSE--SGY
LAFAYETTE, LA. December 20, 2002

        Stone Energy Corporation today announced successful drilling operations and production tests on exploratory prospects in West Cameron Block 45 and Vermilion Block 276 and a development prospect in South Marsh Island Block 288.  D. Peter Canty, chief executive officer, stated, “We are excited about the impact of our recent successes in these fields, which when combined, are expected to add 30.7 MMcfe to our net daily production rate.  These results exemplify the value that we are realizing from the continued application of our business strategy of adding new value from mature fields.”

        West Cameron Block 45:  As previously announced on November 11, 2002, drilling and evaluation operations were completed in October 2002 on the OCS-G 299 No. 20 Well at West Cameron Block 45 on the St. George Isle Prospect.  The No. 20 well reached a total depth of 16,444 feet and encountered 59 net feet of gas productive sand.  After installation of a single well caisson surface facility and tie back to our West Cameron 45 “A” platform, we realized first production from this well on December 16, 2002.  The well is currently producing at a gross daily rate of 25.2 MMcf of natural gas and 125 barrels of oil.   Stone’s interest in West Cameron Block 45 was acquired in February 2001.   Stone has a 25% working interest (WI) and 20.3% net revenue interest (NRI) and is the operator of this well.

        South Marsh Island Block 288:  On November 11, 2002, Stone announced that the OCS-G 2316 No. CB-5 Stk. reached total depth of 17,387 feet.  This well drilled up dip from the OCS-G 2316 No. CB-4, which produced approximately 50 Bcf of gas and 2.5 million barrels of oil from the primary objective 14 sand.  The No. CB-5 Stk. well found 182 feet of gas pay in three sands, including 48 feet of pay in the 14 sand.  The well has been completed and first production from this well was realized on December 8, 2002.  The CB-5 Stk. well is currently producing at a gross daily rate of 13.9 MMcf of natural gas and 1,350 barrels of oil.  Stone’s interest in the South Marsh Island Block 288 field was acquired in December 2001.  Stone has a 50% WI and 41.6% NRI in this well.

        Vermilion Block 276:  The OCS-G 21599 No. F-11 Well on the Skorpios Prospect reached total depth of 12,675 feet in November 2002 and encountered 76 net feet of gas in the primary objective, with first production expected before year-end.  The No. F-11 well was completed and is being connected to existing production equipment on the "F" platform.  The No. F-11 well was production flow tested at a gross daily rate of 20.1 MMcf of natural gas and 557 barrels of oil.   Stone’s interest in Vermilion Block 276 was acquired in a federal lease sale in March 2000.  Stone has an 83.3% WI and 69.4% NRI and is the operator of this well.

        Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploitation, development and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains.  For additional information, contact James H. Prince, chief financial officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@stoneenergy.com.

        Certain statements in this press release are forward-looking and are based upon Stone Energy’s current belief as to the outcome and timing of future events.  All statements, other than statements of historical facts, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy’s actual results and plans could differ materially from those expressed in the forward-looking statements.